EXHIBIT 99.3
News Release

For further information contact:
Josh Arnold
Investor Relations and Public Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. CELEBRATES FIVE-YEAR
ANNIVERSARY OF TRADING ON NYSE
Austin, Texas — August 21, 2007 - Citizens, Inc. (NYSE: CIA) commenced trading its Class A Common Stock on the New York Stock Exchange (NYSE) five years ago, August 22, 2002. Citizens’ Chairman, Harold E. Riley, rang The Opening BellSM that day in celebration of the first day of trading; then he purchased the first 1,000 shares of the Company’s stock that traded on the NYSE.
When Citizens began trading on the Exchange in 2002, its assets totaled approximately $319 million, and today assets have grown to more than $724 million as of June 30, 2007, a 127% increase. Revenues during this five-year period increased 134% from $67.6 million for December 31, 2001 to $158.1 million at December 31, 2006, while net income grew from $4 million to $8.4 million for the same period. Net income for the first six months of 2007 was nearly $6 million. Life insurance in force as of June 30, 2007 exceeds $4.6 billion, compared to $2.4 billion when the Company moved onto the NYSE.
To commemorate the Company’s fifth trading anniversary, Chairman Riley will visit the exchange tomorrow and ring the closing bell. Joining him on the podium for the event will be members of Citizens’ executive management team. Riley stated, “Citizens’ listing on the NYSE has proven to be a very significant and important event in the growth and development of the Company, and we are pleased and honored to be included among its listed firms.”
About Citizens, Inc.
Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. dollar denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens’ Class A common stock closed at $7.78 on August 20, 2007.
Additional information is available about the Company on its web site: www.citizensinc.com.
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News Release
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2006 and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.